As filed with the Securities and Exchange Commission on June 8, 2017

Registration No. _________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MID PENN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1666413
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

349 Union Street, Millersburg, PA	17061
(Address of principal executive offices)	(Zip code)

Mid Penn Bancorp, Inc. Director Stock Purchase Plan

(Full title of plan)

Rory G. Ritrievi, President & CEO

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA 17061

(Name and address of agent for service)

(866) 642-7736

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esquire

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, Pennsylvania 17111

(717) 308-9910

_______

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Registration to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $1.00 par value	50,000 shares	$26.35	$1,317,500.00	$152.70

(1)       Represents the number of shares of common stock that may be issued under the Plan, together with an indeterminate number of shares of the Registrant’s common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Registrant’s common stock. In accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminable number of additional shares as may be issuable as a result of such adjustments are also registered hereby.

(2)       Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h) based upon the average of the high and low prices of the Registrant’s common stock as of June 5, 2017, as reported on the NASDAQ stock market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information required by Item 1 of Part I of Form S-8.

Item 2. Registration Information and Employee Plan Annual Information.

As permitted by the rules of the SEC, this Registration Statement omits the information required by Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are incorporated into this Registration Statement by reference:

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 23, 2017.

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 15, 2017.

(c)	Registrant’s Current Reports on Form 8-K filed with the SEC on January 26, 2017, March 29, 2017, March 30, 2017, April 25, 2017, April 27, 2017, May 16, 2017, and May 31, 2017.

(d)	The description of Registrant’s common stock set forth in its registration statement on Form 8-A/A filed with the SEC on October 20, 2008, pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.

Article 24 of Registrant’s bylaws provides as follows:

Section 24.1 (Indemnification): To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (which shall include, without limitation, employee benefit plans), against expenses (including attorney’s fees), amounts paid in settlement, judgments, and fines (including without limitation, excise taxes related to employee benefit plans) actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 24.2 (Advancement of Expenses): To the fullest extent permitted by applicable law, expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 24.

Section 24.3 (Nonexclusivity): The indemnification provided by this Article 24 shall not be deemed exclusive of any other right to which persons seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 24.4 (Insurance): The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 24.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Pillar Aught LLC.

23.1	Consent of Pillar Aught LLC (included as part of Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1	Powers of Attorney (included as part of signature page).

99.1	Mid Penn Bancorp, Inc. Director Stock Purchase Plan.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Millersburg, Commonwealth of Pennsylvania, on June 8, 2017.

MID PENN BANCORP, INC.
(Registrant)

By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Mid Penn Bancorp, Inc., a Pennsylvania corporation (the “Company”), constitutes and appoints Rory G. Ritrievi and Michael D. Peduzzi, with full power of each of them to act alone, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 24, 2017.

Signature	Capacity

/s/ Rory G. Ritrievi	President, Chief Executive Officer & Director
Rory G. Ritrievi	(Principal Executive Officer)

/s/ Michael D. Peduzzi, CPA	Chief Financial Officer
Michael D. Peduzzi, CPA	(Principal Financial Officer)

/s/ Robert A. Abel	Director
Robert A. Abel

/s/ Steven T. Boyer	Director
Steven T. Boyer

/s/ Matthew G. DeSoto	Director
Matthew G. DeSoto

/s/ Robert C. Grubic	Director
Robert C. Grubic

/s/ Gregory M. Kerwin	Director
Gregory M. Kerwin

/s/ Robert E. Klinger	Director
Robert E. Klinger

Signature	Capacity

/s/ Robert J. Moisey	Director
Robert J. Moisey

/s/ Theodore W. Mowery	Director
Theodore W. Mowery

/s/ John E. Noone	Director
John E. Noone

/s/ Noble C. Quandel, Jr.	Director
Noble C. Quandel, Jr.

/s/ William A. Specht, III	Director
William A. Specht, III

INDEX TO EXHIBITS

Exhibit No.	Exhibit

5.1	Opinion of Pillar Aught LLC.

23.1	Consent of Pillar Aught LLC (included as part of Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1	Powers of Attorney (included as part of signature page).

99.1	Mid Penn Bancorp, Inc. Director Stock Purchase Plan.